EXHIBIT 99.2

CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com
FOR IMMEDIATE RELEASE
BLUEGREEN CORPORATION SIGNS NON-BINDING LETTER OF INTENT
TO SELL COMPANY TO DIAMOND RESORTS, LLC
Boca Raton, Fla. — July 21, 2008 — Bluegreen Corporation (NYSE: BXG) (Bluegreen® or the Company), a leading provider of Colorful Places to Live and Play®, announced that today it has signed a non-binding letter of intent relating to the acquisition of the Company at a price of $15.00 per share by Diamond Resorts International (Diamond Resorts), which would value this transaction at approximately $500 million, exclusive of Bluegreen’s outstanding debt. The acquisition is subject to the completion of due diligence and the execution of definitive agreements.
Under the terms of the letter of intent, Bluegreen has granted Diamond Resorts an exclusive right of negotiation through September 15, 2008, during which time Diamond Resorts will conduct more extensive due diligence.
Diamond Resorts, based in Las Vegas, Nev., is one of the largest vacation ownership companies in the world with 110 branded and affiliated resorts in 14 countries with destinations throughout the continental United States and Hawaii, Canada, Mexico, the Caribbean and Europe, more than 360,000 owners and members and more than 5,500 associates worldwide. In April 2007, Diamond Resorts acquired Sunterra Corporation for approximately $750 million.
It is envisioned that the definitive agreement whereby Diamond Resorts would acquire Bluegreen would include a customary “go shop” provision permitting Bluegreen to actively seek transactions that would provide greater value to its shareholders.
Alan B. Levan, Chairman of Bluegreen’s Board of Directors commented, “Bluegreen had previously announced that we were positioning the Company with a view towards pursuing strategic alternatives at some point in the next three to five years. When Diamond presented our Board with this unsolicited, attractive offer, we believed that it was in the best interest of our shareholders to pursue this transaction at this time.”
Mr. Levan is also the Chairman and Chief Executive Officer of Woodbridge Holdings Corporation (“Woodbridge”), which owns 9.5 million shares of Bluegreen’s outstanding common stock, and has indicated that Woodbridge would be supportive of a transaction with Diamond at the terms stated in their letter of intent.
Any proposed transaction is subject to numerous terms and conditions, including, but not limited to, satisfactory completion of due diligence by Diamond Resorts, the signing of a definitive agreement, and approvals by Bluegreen’s Board of Directors and the Company’s shareholders. There can be no assurances that negotiations will lead to the signing of a definitive agreement, that financing for the transaction will be available, that any proposed transaction will be accepted or approved by the Company’s Board of Directors and shareholders, or that the sale will be completed based on the signing of the non-binding letter of intent or the execution of a definitive agreement, or that Bluegreen will identify any alternative transaction that would provide greater value to its shareholders.

Bluegreen Corporation July 21, 2008	Page 2
Additional information regarding the terms and conditions of the non-binding letter of intent will be filed today by Bluegreen on Form 8-K, and will be available at www.sec.gov.
For additional information about Diamond Resorts International®, please visit www.diamondresorts.com
About Bluegreen Corporation
Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play(R) through two principal operating divisions. With more than 186,500 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 56,300 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and currently employs over 6,000 associates. More information about Bluegreen is available at www.bluegreencorp.com.
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